As Filed with the Securities and Exchange Commission on July 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIMERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	56-1808663 (IRS Employer Identification Number)

3518 Westgate Drive, Suite 300,

Durham, North Carolina 27707

(Address of Principal Executive Offices)

(919) 419-6050

(Registrant’s telephone number, including area code)

TRIMERIS, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full title of the Plan)

Dr. Dani P. Bolognesi

Chief Executive Officer and Chief Scientific Officer

Trimeris, Inc.

3518 Westgate Drive, Suite 300

Durham, North Carolina 27707

(919) 419-6050

(Name, address and telephone number of agent for service)

Copy to:

R. Scott Kilgore, Esquire	Robert R. Bonczek, Esquire
Wilmer, Cutler & Pickering	General Counsel and Chief Financial Officer
1600 Tysons Boulevard, 10th Floor	Trimeris, Inc.
McLean, Virginia 22102	3518 Westgate Drive, Suite 300
(703) 251-9700	Durham, North Carolina 27707 (919) 419-6050

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $0.001 per share	1,300,000 shares	$45.28	$58,864,000.00	$4,762.10

(1) Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary pursuant to the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event as provided under the terms of the Plan.

(2) In accordance with Rule 457(h) and Rule 457(c), the maximum aggregate offering price and the amount of the registration fee are computed on the basis of 1,300,000 shares not yet subject to options, $45.23 the average of the high and low prices reported in the Nasdaq Stock Market on July 25, 2003.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 1,300,000 shares of common stock of the Registrant under the Trimeris, Inc. Amended and Restated Stock Incentive Plan. Shares of common stock were previously registered for issuance under the Plan on Form S-8 Registration Statements No. 333-44145, No. 333-66401, No. 333-90377, No. 333-64064 and No. 333–74304 filed with the Commission on or about January 12, 1998, October 30, 1998, November 4, 1999, June 28, 2001, and November 30, 2001 respectively. Pursuant to General Instruction E and except as set forth below, the contents of the Registrant’s Form S-8 Registration Statements No. 333-44145, No. 333-66401, No. 333-90377, No. 333-64064 and No. 333-74304 are incorporated herein by reference.

PART II

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for Trimeris by Robert R. Bonczek, General Counsel and Chief Financial Officer of Trimeris. Mr. Bonczek is a full-time employee of Trimeris and as of the date of this registration statement, beneficially owns 25,864 shares of the common stock of Trimeris and beneficially owns options to purchase 317,630 shares of common stock. Mr. Bonzek is vested in 281,058 of the options to purchase common stock as of July 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, County of Durham, State of North Carolina on July 30, 2003.

TRIMERIS, INC.

/s/ DANI P. BOLOGNESI
Dani P. Bolognesi Chief Executive Officer and Chief Scientific Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Dani P. Bolognesi or Timothy J. Creech his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on this 30th day of July, 2003.

Signatures	Title

/s/ Dani P. Bolognesi Dani P. Bolognesi	Chief Executive Officer (principal executive officer), Chief Scientific Officer and Director

/s/ Robert R. Bonczek Robert R. Bonczek	Chief Financial Officer (principal financial officer), General Counsel

/s/ Timothy J. Creech Timothy J. Creech	Vice President of Finance (principal accounting officer)

/s/ Jeffrey M. Lipton Jeffrey M. Lipton	Chairman of the Board

/s/ E. Gary Cook E. Gary Cook, Ph.D.	Director

/s/ J. Richard Crout J. Richard Crout, M.D.	Director

/s/ Charles A. Sanders Charles A. Sanders, M.D.	Director

/s/ Kevin C. Tang Kevin C. Tang	Director

Exhibit Index

Number	Description
4.1	Trimeris, Inc. Amended and Restated Stock Incentive Plan, as amended.

5.1	Opinion of Robert R. Bonczek, General Counsel and Chief Financial Officer.

23.1	Independent Auditor’s Consent.

23.2	Consent of Robert R. Bonczek, General Counsel and Chief Financial Officer. of Trimeris, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).